EXHIBIT 99.1

Amtech Provides Second Quarter Fiscal 2025 Financial Guidance Update

TEMPE, Ariz., April 9, 2025 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of equipment and consumables for semiconductor fabrication and packaging, provided a business update for the second quarter which ended on March 31st, 2025.

Amtech’s Thermal Processing Solutions Segment experienced a customer dispute during its fiscal second quarter. The dispute involves a previously cancelled order and resulted in the shipping delay of a separate order in the amount of approximately $4.9 million. While the matter is ongoing, the Company believes that the equipment will ship once this matter is resolved. The Company also experienced weaker demand in the Semiconductor Fabrication Solutions Segment during the second quarter due to continued softening of the mature node semiconductor industry, which includes silicon carbide.

As a result of these challenges in the second quarter, the Company now expects second quarter revenues in the range of $15 - $16 million, and nominally negative adjusted EBITDA, compared to the original second quarter guidance of $21 - $23 million revenue and nominally positive adjusted EBITDA. Despite the lower revenues and adjusted EBITDA expected for the second quarter of fiscal 2025; the Company expects to be cash flow neutral.

In addition, due to the prolonged downturn in the mature node semiconductor industry, which includes Silicon Carbide, the Company anticipates a material impairment charge related to goodwill, intangible, and inventory assets in the quarter which ended on March 31, 2025. Due to the complexity and judgement involved in the valuation and impairment analysis, the Company is working with its external advisors to determine the extent of this impairment. The nature and extent of the impairment charge will be communicated during the Company’s second quarter earnings call in May.

“We remain encouraged by the strong demand for our advanced packaging reflow equipment, particularly within AI-related applications. Of note, orders for our advanced packaging reflow equipment during the second quarter surpassed shipments for the entire 2024 fiscal year. As we navigate market conditions in the mature node semiconductor industry, we are continuing to actively explore opportunities to further optimize costs and improve efficiency. Despite the near-term challenges, we are confident in the long-term growth potential of Amtech’s product portfolio and believe the strong operating leverage resulting from optimization efforts will allow us to deliver enhanced profitability when markets recover” commented Mr. Bob Daigle, Chief Executive Officer of Amtech.

Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, logistical challenges, and the financial results of semiconductor manufacturers. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Actual results may differ materially in the weeks and months ahead.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

About Amtech Systems, Inc.

Amtech Systems, Inc. provides equipment, consumables and services for semiconductor wafer fabrication and device packaging. Our products are used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon (Si) power devices, digital and analog devices, power electronic packages, advanced semiconductor packages and electronic assemblies. We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, long term future prospects, operating results, business strategies, projected costs, the optimization and reduction of structural costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2024, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc.

Wade Jenke

Chief Financial Officer

irelations@amtechsystems.com

Sapphire Investor Relations, LLC

Erica Mannion or Michael Funari

617-542-6180

irelations@amtechsystems.com